Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Appointment of New Additional Directors

Thursday, January 13, 9:30am ET

San Diego, California – January 13, 2011 – Adamis Pharmaceuticals Corporation (OTCBB: ADMP.OB) announced the announced today the appointment of two new non-employee independent directors to the Board.  The new directors are Kenneth M. Cohen and Karen A. Klause.  Dr. Dennis J. Carlo, President and CEO of Adamis, stated, “I am pleased to have Ken and Karen join our board.  Together, they bring years of experience from both the large pharmaceutical arena and the biotech industry.  Their knowledge and associations will greatly assist us in our continuing efforts to create a company that meets the needs of both the financial community and the shareholders.  Their appointment is just another indication of our commitment to build and strengthen our company and to enhance our ability to move the company to the next level.  As the company continues to grow, we intend to add additional specialized expertise to the board.”

Mr. Cohen said of Adamis, “Adamis’ strong management team has assembled a diverse collection of assets, any one of which could drive significant shareholder value.  That’s uncommon for a company of its size, and I am pleased to have the opportunity to participate as a Board member.”

Ms. Klause stated, "I am delighted to be joining the Board of Adamis.  I believe there are significant growth prospects ahead for Adamis and look forward to aiding in its strategic business opportunities and future expansion."

Kenneth M. Cohen is an advisor to companies, entrepreneurs and investors in the life sciences area, and is currently chairman of Pier Pharmaceuticals, a privately held clinical stage biopharmaceutical company engaged in the treatment of sleep-related breathing disorders.  He was a co‐founder of publicly held Somaxon Pharmaceuticals and served as its President and Chief Executive Officer from August 2003 through December 2007 and continued as a director until June 2008.  He has held positions as chief executive officer of Synbiotics Corporation, a diagnostics company, and has also held executive officer positions at Canji Incorporated, a human gene‐therapy company which was acquired by Schering‐Plough Corporation in February 1996, Argus Pharmaceuticals, Inc. and LifeCell Corporation.  Mr. Cohen began his career at Eli Lilly and Company where, among many different responsibilities over 10 years, he directed business planning for the Medical Instrument Systems Division and managed the launch of Prozac.  He received an A.B. in biology and chemistry from Dartmouth College and an M.B.A. from the Wharton School of The University of Pennsylvania.

Karen Klause has over 30 years of experience in the healthcare field.  She began her career at Technicare Corporation (which was acquired by Johnson & Johnson), where she held a variety of senior positions.  She has held officer positions with significant responsibilities at several companies, including Hybritech Incorporated (which was acquired by Eli Lilly), Digirad Corporation, AuntMinne.com, and CMP Media LLC, among others.  Ms. Klause is currently the Managing Director for Europe, the Middle East & Africa for Response Biomedical Corporation, a Canadian biotech company focused on the cardiac POCT market.  She is also a strategic advisor for the life science industry.  Ms. Klause is and has been a member and officer of many industry and business organizations and groups.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals has two wholly-owned subsidiaries: Adamis Laboratories and Adamis Viral Therapies.  Adamis Labs has niche prescription products in the allergy and respiratory therapeutic area and intends to launch additional products in this area.  Adamis Viral Therapies is focused on the development of patented, proprietary technologies for the potential treatment of human prostate cancer.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis’ actual results to be materially different from these forward-looking statements.  Certain of these risks, uncertainties, and other factors, as well as other risks and uncertainties relating to the company’s business are described in greater detail in Adamis’ filings from time to time with the SEC, all of which are available free of charge on the SEC's web site at http://www.sec.gov.  Adamis expressly disclaims any intent to update any forward-looking statements.

For Additional Information

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